Exhibit 99.1

TRANSDIGM INC. ANNOUNCES RECEIPT OF REQUISITE CONSENTS

IN ITS TENDER OFFER AND CONSENT SOLICITATION FOR ITS

10.375% SENIOR SUBORDINATED NOTES DUE 2008

Richmond Heights, OH – July 8, 2003 – TransDigm Inc. announced today that, in connection with its tender offer to purchase any and all of its outstanding 10.375% Senior Subordinated Notes due 2008 (the “Notes”), it has received the consents required,

(a)	to eliminate substantially all of the restrictive covenants, certain event of default provisions and certain provisions relating to a merger, consolidation or sale of all or substantially all of its assets, and

(b)	to amend certain defeasance provisions,

currently contained in the indenture governing the Notes (the “Indenture”), each as described in TransDigm Inc.’s Offer to Purchase dated June 23, 2003.

As a result of obtaining the required consents, TransDigm Inc. has executed and delivered a supplemental indenture setting forth the amendments. The supplemental indenture provides that the amendments contained therein will become operative only when validly tendered Notes are purchased pursuant to the Offer to Purchase.

TransDigm Inc. commenced the tender offer on June 23, 2003 and the offer will expire at 12:00 midnight, New York City time, on July 21, 2003, unless extended or earlier terminated.

This press release is neither an offer to purchase nor a solicitation of an offer to sell the Notes. It is also not a solicitation of consents to amend the indenture governing the Notes. The offer and solicitation are made only by the Offer to Purchase dated June 23, 2003. Credit Suisse First Boston LLC is acting as dealer manager and solicitation agent in connection with the tender offer and solicitation of consents. The Information Agent is Georgeson Shareholder Communications, and the Depositary is U.S. Bank National Association. Copies of the Offer to Purchase and related materials are available by contacting the Information Agent at (212) 440-9800 or (800) 261-8161. Persons with questions regarding the tender offer and consent solicitation should contact Credit Suisse First Boston LLC’s Liability Management Group at either (212) 325-2537 or (800) 820-1653.

TransDigm is a leading manufacturer of highly engineered component products for the commercial and military aerospace industries. The company sells its products to commercial OEM and aftermarket customers. TransDigm’s major product lines include gear pumps, igniters and ignition systems, electromechanical actuators and controls, NiCad batteries/chargers, engineered connectors, lavatory components, and engineered latches.

This press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. Forward-looking statements are those which use words such as “believe,” “expect,” “anticipate,” “intend,” “plan,” “may,” “will,” “should,” “estimate,” “continue” or other comparable expressions. These words indicate future events and trends. The forward-looking statements in this press release include, without limitation, the statements about the company’s plans, strategies and prospects. Forward-looking statements are the company’s current views with respect to future events and financial performance. Although the company believes that its plans, intentions and expectations reflected in or suggested by such forward-looking statements are reasonable, it can give no assurance that such plans, intentions or expectations will be achieved. Important factors that could cause actual results to differ materially from the forward-looking statements made in this press release are set forth under the caption “Risk Factors” and elsewhere in each of the company’s Forms 10-K and Forms 10-Q filed with the Securities and Exchange Commission. It is advisable not to place undue reliance on the company’s forward-looking statements.